UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
                                  JULY 24, 2008

                                   CACHE, INC.
                  --------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


 FLORIDA                           0 -10345                   59 -1588181
----------                  ----------------------           -------------
(STATE OR OTHER            (COMMISSION FILE NUMBER)          (IRS EMPLOYER
JURISDICTION OF                                              IDENTIFICATION
INCORPORATION)                                               NUMBER)



                     1440 BROADWAY, NEW YORK, NEW YORK 10018
                        --------------------------------
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (212) 575-3200




Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
(17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
(17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

         ITEM 2.02         RESULTS OF OPERATIONS AND FINANCIAL CONDITION

         On July 24, 2008, the Company issued a press release (the "Press Release") announcing its results for the thirteen- and twenty-six week periods ended June 28, 2008, confirming it will maintain its previous guidance for the third and fourth fiscal quarters of 2008, increasing the low end of its fiscal 2008 guidance, and continuing its planned store openings and closings for the remainder of the fiscal year. The Press Release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

         ITEM 9.01         EXHIBITS

99.1 Press release regarding results for the thirteen- and twenty-six week periods ended June 28, 2008, guidance for the third and fourth fiscal quarters of 2008, guidance for fiscal 2008, and continuing plans for store openings and closings.

                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES AND EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED HEREUNTO DULY AUTHORIZED.


         DATED:   JULY 24, 2008             CACHE, INC.




                                            By: /s/  MARGARET FEENEY
                                            ---------------------------------
                                            MARGARET FEENEY
                                            EXECUTIVE VICE PRESIDENT AND CHIEF
                                            FINANCIAL OFFICER

Exhibit 99.1

[GRAPHIC OMITTED]
                                COMPANY CONTACT:  MAGGIE FEENEY
                                EXECUTIVE VICE PRESIDENT AND
                                CHIEF FINANCIAL OFFICER
                                CACHE INC.
                                (212) 575-3206


                                INVESTOR RELATIONS: ALLISON MALKIN/SHAUN SMOLARZ INTEGRATED CORPORATE RELATIONS
                                (203) 682-8225/8346

                CACHE REPORTS SECOND QUARTER FISCAL 2008 RESULTS
                REPORTS DILUTED EPS OF $0.16, EXCEEDING GUIDANCE
                   MAINTAINS THIRD AND FOURTH QUARTER OUTLOOK

         New York, New York - July 24, 2008 - Cache Inc., (NASDAQ: CACH), a specialty chain of women's apparel stores, reported results for the thirteen ("second quarter") and twenty-six week periods ("first six months") ended June 28, 2008.

For the 13-week period ended June 28, 2008:

      o Net sales increased 4.1% to $74.0 million compared to $71.0 million in the second quarter of 2007. Comparable store sales increased 3% following a 1% increase in the second quarter of fiscal 2007;
      o Net income rose 63.9% to $2.1 million or $0.16 per diluted share from net income of $1.3 million or $0.08 per diluted share. Net income in the second quarter of fiscal 2007 included $627,000, or $0.04 per diluted share in legal settlement costs.

       Thomas Reinckens, Chairman and Chief Executive Officer, commented: "We are pleased to report second quarter results that surpassed our recently raised guidance. Our strength in an ongoing difficult consumer spending environment validates the success of our merchandising and marketing strategies, including our emphasis on collection dressing, as a result of the Adrienne Victoria Designs acquisition and our improved pricing. These efforts are expected to raise sales productivity and operating margins going forward as we benefit from increases in shopping frequency, expansion of our customer base and greater leverage of expenses."

       "During the quarter, we also continued to emphasize expense and inventory management discipline with average inventory per store at cost down 17% at quarter end," Mr. Reinckens continued. "As we look ahead, we remain positive about our near and long term outlook. July month-to-date comparable store sales are tracking to our plan and we are optimistic regarding the fall season. We believe the continuation of our strategies has us poised to gain market share and increase value for all Cache stakeholders."

For the 26-week period ended June 28, 2008:

      o Net sales increased 4.7% to $141.7 million compared to $135.4 million in the first six months of fiscal 2007. Comparable store sales increased 3% following a 1% gain in the first six months of fiscal 2007;
      o Net income was $52,000 or breakeven on a per share basis and included charges of: $1.5 million or $0.11 per diluted share related to store closures and $388,000 or $0.03 per diluted share related to the previously announced management change. This compares to net income of $1.4 million or $0.09 per diluted share, including $0.04 per diluted share in legal settlement costs, in the first six months of fiscal 2007; and
      o Adjusted net income for the first six months of fiscal 2008 was $1.9 million or $0.14 per diluted share and excludes store closure and management change costs. This compares to adjusted net income for the first six months of fiscal 2007 of $2.1 million or $0.12 per diluted share, which excludes costs related to the legal settlement.

       Gross profit in the second quarter of fiscal 2008 was $34.2 million, or 46.2% of net sales, compared to $33.9 million, or 47.8% of net sales, in the second quarter of fiscal 2007. For the first six months of fiscal 2008, gross profit was $62.6 million, or 44.2% of net sales, compared to $62.9 million, or 46.5% of net sales, in the first six months of fiscal 2007. The decline in gross profit margin for the second quarter was primarily driven by additional costs associated with the in-house design team acquired in connection with the July 2007 acquisition of Adrienne Victoria Designs and the effect of the new pricing strategy. For the first six months of fiscal 2008 the decline in gross profit margin was primarily driven by additional costs associated with the in-house design team acquired in connection with the July 2007 acquisition of Adrienne Victoria Designs and the effect of the new pricing strategy, as well as by increased markdowns.

       In total, operating expenses for the second quarter of fiscal 2008 were $31.0 million, or 41.9% of net sales, as compared to $32.6 million, or 46.0% of net sales, in the second quarter of fiscal 2007. Operating expenses in the second quarter of fiscal 2007 included $1.0 million in legal settlement costs. For the first six months of fiscal 2008, total operating expenses were $62.9 million, or 44.4% of net sales, compared to $62.1 million, or 45.9% of net sales, in the prior-year period. Operating expenses for the first six months of fiscal 2008 included a $2.3 million charge related to store closures and $616,000 in costs related to the previously announced management change. Operating expenses for the first six months of fiscal 2007 included $2.2 million in legal fees and settlement costs.

       At June 28, 2008, cash and marketable securities totaled $27.4 million, after utilizing $38.9 million to fund the repurchase of 3.2 million shares since second quarter end last year. This compares to $66.0 million in cash and marketable securities at June 30, 2007. Average inventory per store, at cost decreased 17% at quarter end from the prior-year period.

A table summarizing financial results follows:

                                                     TWENTY-SIX WEEKS ENDED             THIRTEEN WEEKS Ended
                                                     June 28,       June 30,            June 28,      June 30,
                                                      2008            2007               2008           2007
                                                      ----            ----               ----           ----
                                               ($ thousands, except for per share data, share numbers and store count)

Net sales                                         $ 141,681         $ 135,381       $   73,973      $ 71,027
Operating income (loss)                                (273)              801            3,207         1,291
Store exit and management change costs                2,924                 -                -             -
Legal settlement costs                                    -             1,015                -         1,000

Operating income   before
  one-time costs                                      2,651             1,816            3,207         2,291

Net income                                               52             1,428            2,105         1,284
Net income before one-time costs                      1,894             2,062            2,105         1,909

Basic earnings per share                          $    0.00         $    0.09       $     0.16      $   0.08
Diluted earnings per share                        $    0.00         $    0.09       $     0.16      $   0.08

Per share - Store exit and management
   change costs                                   $    0.14         $       -       $        -      $      -
Per share - Legal settlement costs                $       -         $    0.04       $        -      $   0.04

Diluted earnings per share - excluding
  one-time costs                                  $    0.14         $    0.12       $     0.16      $   0.11

Basic weighted average
  shares outstanding                             13,443,000        16,289,000       13,320,000    16,296,000
Diluted weighted average
  shares outstanding                             13,462,000        16,719,000       13,357,000    16,672,000


Number of stores open at end of period                  297               294              297           294


GUIDANCE

         The Company is maintaining its previous guidance for the third and fourth quarters of fiscal 2008 and increasing the low end of its 2008 fiscal year guidance.

         For the third quarter of fiscal 2008, the Company is maintaining its guidance for net sales in the range of $62 million to $64 million and diluted earnings per share in the range of $0.01 to $0.02. The Company continues to expect third quarter fiscal 2008 comparable store sales to increase in the low to mid-single digit range. This compares to actual third quarter fiscal 2007 net sales of $60.6 million and diluted earnings per share of $0.01.

         For the fourth quarter of fiscal 2008, the Company is maintaining its guidance for net sales in the range of $82 million to $84 million and diluted earnings per share in the range of $0.38 to $0.40. The Company continues to expect fourth quarter comparable store sales to increase in the low to mid-single digit range. This compares to actual fourth quarter fiscal 2007 net sales of $78.5 million and diluted earnings per share of $0.32.

         For the full fiscal 2008 year, the Company currently estimates net sales in the range of $286 million to $290 million and diluted earnings per share on a GAAP basis in the range of $0.39 to $0.42. This guidance includes costs of $0.14 per diluted share, which were incurred during the first quarter of fiscal 2008 and related to the store closures and costs associated with a previous management change. On an adjusted basis, excluding store closing and management change costs, the Company currently expects fiscal 2008 diluted earnings per share in the range of $0.53 to $0.56. This guidance compares to actual fiscal 2007 net sales of $274.5 million and diluted earnings per share of $0.40, inclusive of $0.04 per diluted share in legal settlement costs. Adjusted diluted earnings per share for fiscal 2007 were $0.44.

STORE OPENING PLANS

         During the second quarter the Company opened 5 stores and closed 2 locations as part of its plan to improve store productivity. At quarter-end, the Company operated 297 locations. The Company expects to open approximately 8 new Cache stores during the second half of fiscal 2008 and close approximately 13 stores, thereby essentially completing its store closure plan. For the fiscal year, the Company continues to expect to open approximately 16 new Cache stores and close approximately 21 locations, ending the year with approximately 292 locations and 590,000 square feet in operation.

CONFERENCE CALL INFORMATION

         The Company also announced that it will conduct a conference call to discuss its second quarter fiscal 2008 results today, July 24, 2008 at 9:00 a.m. Eastern Daylight Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-0789 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at WWW.CACHE.COM. A replay of this call will be available until July 31, 2008 and can be accessed by dialing (877) 660-6853 and enter account number 3055 and reference conference code 291549.

ABOUT CACHE, INC.
         Cache is a nationwide, mall-based specialty retailer of sophisticated sportswear and social occasion dresses targeting style-conscious women. Cache targets women between the ages of 25 and 45 who have a youthful attitude, are self-confident and fashion-conscious, and require a missy fit. We operate 296 Cache and Cache Luxe stores, primarily situated in central locations in high traffic, upscale malls in 43 states, the Virgin Islands and Puerto Rico.